EXHIBIT 10.5

INDEMNIFICATION AGREEMENT

This Agreement dated September 28, 2010

BETWEEN:

—, of —

(“Indemnitee”)

AND:

ANGIOTECH PHARMACEUTICALS, INC.,

a corporation incorporated under the laws of British Columbia

(“Angiotech”)

BACKGROUND

A. The Indemnitee has agreed to continue to be employed by Angiotech, in the position of —, on and subject to the terms and conditions of an Executive Employment Agreement dated —.

B. As part of that employment relationship, the Indemnitee has agreed that Angiotech may ask the Indemnitee to serve as an officer of Angiotech and/or as a director and/or officer of one or more of Angiotech’s affiliates or subsidiaries (in addition to serving in the position of —).

C. Subject to the Business Corporations Act (British Columbia), Angiotech’s articles authorize Angiotech to indemnify the Indemnitee for liabilities and expenses that may be incurred by the Indemnitee by reason of the Indemnitee being a director, officer, or employee of Angiotech, or of an affiliate or subsidiary of Angiotech, or of any other entity at Angiotech’s request.

D. Angiotech wishes to indemnify the Indemnitee in certain circumstances for liabilities and expenses that the Indemnitee may incur by reason of the Indemnitee being a director, officer, or employee of Angiotech, or of an affiliate or subsidiary of Angiotech, or of any other entity at Angiotech’s request, in accordance with this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1	DEFINITIONS

1.1	In this Agreement:

(a)	“Act” means the Business Corporations Act (British Columbia), as amended from time to time, or any successor legislation;

(b)	“Arbitration Act” means the Commercial Arbitration Act (British Columbia), as amended from time to time, or any successor legislation;

(c)	“Associated Corporation” means

(i)	a corporation that is or was an affiliate or subsidiary of Angiotech, at a time when the Indemnitee is or was a director, officer, or employee of the corporation,

(ii)	another corporation of which the Indemnitee is or has been, at Angiotech’s request, a director, officer, or employee, or

(iii)	a partnership, trust, joint venture, or other unincorporated entity of which the Indemnitee holds or has held, at Angiotech’s request, a position equivalent to that of a director or officer, or is or has been, at Angiotech’s request, an employee;

(d)	“Court” means the Supreme Court of British Columbia;

(e)	“Eligible Penalty” means a judgment, penalty, or fine awarded or imposed in, or an amount paid in settlement of, an Eligible Proceeding;

(f)	“Eligible Proceeding” means a Proceeding in which the Indemnitee, or any of theIndemnitee’s heirs, successors, or personal or other legal representatives

(i)	is or may be joined as a party, or

(ii)	is or may be liable for or in respect of a judgment, penalty, or fine in, or Expenses related to, the Proceeding,

by reason of the Indemnitee being or having been a director, officer, or employee of, or holding or having held a position equivalent to that of a director or officer of, Angiotech or an Associated Corporation;

(g)	“Expenses” includes costs, charges, and expenses, including legal and other fees, but does not include judgments, penalties, fines, or amounts paid in settlement of a Proceeding;

(h)	“Indemnitee” includes, except in paragraphs 1.1(c) and (f), 2.5, 3.1(c) and (d), 6.1 and 7.1, both the Indemnitee and the Indemnitee’s heirs, successors, and personal or other legal representatives, but does not include anyone else;

(i)	“Insurers” means Chartis (formerly AIG Commercial Insurance Company of Canada), Lloyd’s Underwriters, XL Insurance Company Limited, Lloyd’s Underwriters and Liberty International Underwriters, a division of Liberty Mutual Insurance Company, or an entity issuing a successor to a Policy in accordance with this Agreement;

(j)	“Policies” means the following directors’ and officers’ insurance policies issued by the Insurers and any successor to such policies entered into by Angiotech:

(i)	Chartis (formerly AIG Commercial Insurance Company of Canada) executive and organization liability insurance policy no. 01-304-79-93;

(ii)	Lloyd’s Underwriters excess directors and officers and company reimbursement indemnity contract no. ZA042009 (1);

(iii)	XL Insurance Company Limited policy no. ELU114240-09;

(iv)	Lloyd’s Underwriters excess directors and officers and company reimbursement indemnity contract no. ZA042109 (1); and

(v)	Liberty International Underwriters, a division of Liberty Mutual Insurance Company, excess DIC side-A only executive advantage insurance policy no. DOCG782748002; and

(k)	“Proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending, or completed.

2	INDEMNIFICATION

2.1	Subject to the provisions of this Agreement, Angiotech will, to the fullest extent permitted by law:

(a)	indemnify and save harmless the Indemnitee from and against any and all Eligible Penalties for which the Indemnitee is or may be liable; and

(b)	after the final disposition of an Eligible Proceeding, pay the Expenses actually and reasonably incurred by the Indemnitee in respect of that Eligible Proceeding.

2.2	Subject to paragraphs 3.3 and 3.4, at the request of the Indemnitee, Angiotech will pay Expenses actually and reasonably incurred by the Indemnitee in respect of an Eligible Proceeding as those Expenses are incurred, in advance of the final disposition of the Eligible Proceeding. For greater certainty:

(a)	the Indemnitee will not be required to first pay such Expenses and then seek reimbursement from Angiotech; and

(b)	Angiotech will, at the Indemnitee’s request, pay such Expenses directly upon the Indemnitee providing receipts, statements of account, or other supporting documentation that Angiotech may reasonably require.

2.3	If a claim for indemnification or payment of Expenses under paragraph 2.1 or 2.2 is not paid in full by Angiotech within 30 days after the Indemnitee delivers the claim, in writing, to Angiotech:

(a)	the Indemnitee may, at any time thereafter, commence dispute resolution under Part 11 to recover the unpaid amount of the claim; and

(b)	if the Indemnitee is wholly or substantially successful on the merits of the claim, Angiotech will also pay all Expenses actually and reasonably incurred by the Indemnitee to pursue the claim under Part 11, unless an arbitrator under Part 11 orders otherwise.

2.4	If Court or other approval is required in connection with any indemnification obligation of Angiotech under this Agreement, Angiotech will use reasonable efforts to promptly obtain that approval.

2.5	This Agreement is effective as of the date the Indemnitee first became a director or officer, or began to hold a position equivalent to that of a director or officer, of Angiotech or any Associated Corporation, and will continue in effect after the Indemnitee ceases to be a director, officer, or employee, or to hold a position equivalent to that of a director or officer, of Angiotech or any Associated Corporation.

3	LIMITATIONS AND CONDITIONS

3.1	Subject to paragraph 6.2, Angiotech will not indemnify the Indemnitee in respect of or in relation to any Eligible Proceeding or any Eligible Penalties incurred therein, or pay any Expenses of the Indemnitee in respect of or in relation to any Eligible Proceeding:

(a)	if Angiotech is prohibited under the Act or any other applicable law from making such payments;

(b)	if the Eligible Proceeding is or was brought against the Indemnitee by or on behalf of Angiotech or an Associated Corporation;

(c)	if, in relation to the subject matter of the Eligible Proceeding, the Indemnitee did not act honestly and in good faith, with a view to the best interests of Angiotech or of any applicable Associated Corporation, as the case may be; or

(d)	in the case of an Eligible Proceeding other than a civil proceeding, if the Indemnitee did not have reasonable grounds for believing that the Indemnitee’s conduct in respect of which the Eligible Proceeding was brought was lawful.

3.2	Angiotech’s obligation under this Agreement to indemnify the Indemnitee in respect of or in relation to any Eligible Proceeding or any Eligible Penalties incurred therein, or to pay any Expenses of the Indemnitee in respect of or in relation to any Eligible Proceeding, will be limited, and Angiotech will not be required to make such payments, in the following circumstances:

(a)	if the Indemnitee makes an admission of liability or guilt or enters into a settlement with respect to the Eligible Proceeding without Angiotech’s consent contrary to paragraph 4.2, to the extent any Eligible Penalties or Expenses are incurred as a result of that admission or settlement;

(b)	if, after Angiotech decides under paragraph 4.3 to assume and direct the carriage of the defence and handling of the Eligible Proceeding, the Indemnitee unreasonably withholds consent to a request by Angiotech to enter into a settlement with respect to the Eligible Proceeding under paragraph 4.4(c), to the extent that any Expenses are incurred thereafter, and to the extent that any Eligible Penalties, or any portion thereof, may not have been incurred if the Indemnitee had consented to such admission or settlement;

(c)	if, after Angiotech decides under paragraph 4.3 to assume and direct the carriage of the defence and handling of the Eligible Proceeding, the Indemnitee incurs any Expenses in relation to the Eligible Proceeding that are not consented to or authorized by Angiotech or otherwise authorized under this Agreement, to the extent of such unauthorized Expenses;

(d)	to the extent that such indemnification has been provided, or payments made, to or on behalf of the Indemnitee by an insurer under a policy of insurance maintained by Angiotech or an Associated Corporation;

(e)	to the extent that the Indemnitee may have become disentitled from receiving such indemnification from, or having such payments made by, an insurer under a policy of insurance maintained by Angiotech or an Associated Corporation, as a result of the Indemnitee breaching any term or condition of the applicable policy of insurance contrary to paragraph 5.8, or exercising any right under the applicable policy of insurance without Angiotech’s consent contrary to paragraph 5.9; or

(f)	to the extent that Angiotech or any Associated Corporation indemnifies or pays the Expenses of the Indemnitee in respect of or in relation to the Eligible Proceeding other than under this Agreement.

3.3	The Indemnitee undertakes to repay Angiotech any amounts advanced under paragraph 2.2 if it is ultimately determined by an arbitrator under Part 11 or the Court that payment of those amounts was prohibited by section 163 of the Act.

3.4	If the Indemnitee is required to repay Angiotech any amount under paragraph 3.3:

(a)	the Indemnitee will repay that amount to Angiotech forthwith; and

(b)	Angiotech will be entitled to set off any unpaid portion of that amount against any debt, liability, or amount that may be owing by Angiotech to the Indemnitee under this Agreement or otherwise.

3.5	For the purpose of an arbitration under Part 11 or any other determination under this Agreement:

(a)	there will be a rebuttable presumption that the Indemnitee has acted in good faith and with a view to the best interests of Angiotech and any applicable Associated Corporation;

(b)	Angiotech will have the burden of proving:

(i)	that the Indemnitee did not act in good faith or with a view to the best interests of Angiotech or any applicable Associated Corporation, or did not otherwise meet the standards of conduct which make it permissible under this Agreement, the Act, or other applicable law for Angiotech to indemnify the Indemnitee for any amount claimed; and

(ii)	that any Expenses claimed by the Indemnitee were not reasonably incurred; and

(c)	for greater certainty, Angiotech will bear the burden of proof described in subparagraph (b)(i) regardless of whether an Eligible Proceeding is terminated by judgment, order, settlement, conviction, upon a plea of no contest or its equivalent, or otherwise.

4	NOTICE, DEFENCE, AND SETTLEMENT OF ELIGIBLE PROCEEDING

4.1	The Indemnitee will cooperate fully with Angiotech, and provide any information that Angiotech may require from time to time, and act with the utmost good faith towards Angiotech, with respect to all matters under this Agreement. In particular, the Indemnitee will notify Angiotech forthwith of:

(a)	receiving notice of, or becoming aware of, any Eligible Proceeding (including a threatened Eligible Proceeding);

(b)	being served with any writ, statement of claim, notice of motion, indictment, or other document commencing or continuing any Eligible Proceeding; and

(c)	all other steps taken in, or in relation to, any Eligible Proceeding; provided that any failure to give written notice or delay in giving notice under this paragraph will not disentitle the Indemnitee from receiving any payment under this Agreement, except if and to the extent Angiotech is prejudiced by the failure or delay.

4.2	The Indemnitee will not make any admission of liability or guilt, or enter into any settlement, with respect to any Eligible Proceeding without Angiotech’s prior written consent, which will not be unreasonably withheld.

4.3	If Angiotech pays all Expenses actually and reasonably incurred by the Indemnitee in respect of an Eligible Proceeding within 30 days of any written request by the Indemnitee under paragraph 2.2 (except as provided in paragraph 3.2 or 4.5), Angiotech may, at its option and subject to the provisions of any applicable policy of insurance, assume and direct the carriage of the defence and handling of such Eligible Proceeding, to determine whether and in what manner such Eligible Proceeding will be defended, appealed, compromised, or settled, and, subject to paragraph 4.5, to select legal counsel, reasonably satisfactory to the Indemnitee, to represent the Indemnitee.

4.4	If Angiotech assumes and directs the carriage of the defence and handling of an Eligible Proceeding under paragraph 4.3:

(a)	the Indemnitee will cooperate fully with Angiotech and act with the utmost good faith towards Angiotech in all matters relating to such Eligible Proceeding;

(b)	the Indemnitee will disclose to Angiotech any facts, information, or documents in the Indemnitee’s knowledge, possession, or control that may be relevant to the defence and handling of the Eligible Proceeding, including, subject to paragraph 4.5, any legal or other professional advice obtained by the Indemnitee with respect to the defence and handling of the Eligible Proceeding;

(c)	Angiotech will not make any admission of liability or guilt, or enter into any settlement on the Indemnitee’s behalf, without the Indemnitee’s prior written consent, which will not be unreasonably withheld; and

(d)	Angiotech will indemnify the Indemnitee from and against all Eligible Penalties for which the Indemnitee is or may be liable in respect of the Eligible Proceeding, and will pay any Expenses actually and reasonably incurred by the Indemnitee in respect of that Eligible Proceeding, except as provided in paragraph 3.1, 3.2 or 4.5.

4.5	In any Eligible Proceeding, the Indemnitee may retain legal counsel, at the Indemnitee’s own expense, other than the counsel selected by Angiotech under paragraph 4.3 to represent the Indemnitee, provided that the fees and disbursements of such other counsel will be paid by Angiotech if:

(a)	the Indemnitee and Angiotech mutually agree to the retainer of such other counsel; or

(b)	the parties to such Eligible Proceeding (including any added or interpleaded parties) include the Indemnitee and Angiotech (or any Associated Corporation), and representation of both the Indemnitee and Angiotech (or the applicable Associated Corporation) by the same legal counsel is inappropriate or impracticable due to an actual or potential conflict between the interests of the Indemnitee and Angiotech (or the applicable Associated Corporation).

5	INSURANCE

5.1	Angiotech represents and warrants to the Indemnitee that the Policies are in force unamended and Angiotech has paid all premiums owing under the Policies and is not otherwise in default under the terms of any Policy. To the best knowledge of Angiotech, any statements made by or on behalf of Angiotech to an Insurer prior to the issuance of a Policy which form part of such Policy present a true and complete response to the questions posed by the Insurer as of the date such statements were made.

5.2	Angiotech shall pay all premiums payable under the Policies and take all steps necessary to maintain the coverage provided under the Policies.

5.3	So long as the Indemnitee is a director or officer of Angiotech or an Associated Corporation, Angiotech shall not seek to amend or discontinue the Policies or allow the Policies to lapse without the Indemnitee’s prior written consent, acting reasonably, provided that such insurance is available on commercially reasonable terms (as determined by the board of directors in its sole judgement).

5.4	So long as the Indemnitee is a director or officer of Angiotech or an Associated Corporation, upon the receipt of a written request from the Indemnitee at any time during the term of this Agreement, Angiotech shall provide proof to the Indemnitee that all premiums payable by Angiotech in respect of the Policies have been paid.

5.5	In the event a Policy is discontinued for any reason, Angiotech shall purchase, maintain and administer, or cause to be purchased, maintained and administered for a period of six years after such discontinuance, insurance for the benefit of the Indemnitee (the “Run-Off Coverage”), on such terms as Angiotech then maintains in existence for its directors and officers, to the extent permitted by law and provided such Run-Off Coverage is available on commercially acceptable terms and premiums (as determined by the board of directors in its sole judgement). The Run-Off Coverage shall provide coverage only in respect of events occurring prior to the discontinuance of the Policy.

5.6	Following the Indemnitee ceasing to be a director or officer of Angiotech or an Associated Corporation, for any reason whatsoever, Angiotech shall continue to purchase and maintain directors’ and officers’ liability insurance, for the benefit of the Indemnitee such that the Indemnitee’s insurance coverage is, at all times, the same as any insurance coverage Angiotech purchases and maintains for the benefit of its then current directors and officers, from time to time. Notwithstanding the foregoing, if (i) liability insurance coverage for former directors and officers is no longer available or (ii) it is no longer industry practice among responsible companies to procure liability insurance for former directors and officers and the cost to Angiotech to do so would be commercially unreasonable (as determined by the board of directors in its sole judgement), Angiotech shall be relieved of its obligation to procure liability insurance coverage for former directors and officers; provided that Angiotech procures such level of insurance coverage, if any, as is available for former directors and officers at a commercially reasonable rate and adopts comparable measures to protect its former directors and officers in the circumstances as are adopted by other responsible companies. The onus is on Angiotech to establish that the circumstances described in the previous sentence exist.

5.7	If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Indemnitee is subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased and maintained by Angiotech for the benefit of the Indemnitee, Angiotech shall pay the deductible for and on behalf of the Indemnitee.

5.8	The Indemnitee will comply with all applicable obligations under any policy of insurance that may be maintained by Angiotech or by any Associated Corporation under which coverage is provided or may be available for any Eligible Penalties or Expenses incurred with respect to an Eligible Proceeding.

5.9	The Indemnitee will not, without the prior written consent of Angiotech, exercise any right under any policy of insurance referred to in paragraph 5.8 in any manner that may affect the provision or availability of coverage under the policy for any Eligible Penalties or Expenses incurred with respect to an Eligible Proceeding.

6	OTHER RIGHTS OF THE INDEMNITEE

6.1

The indemnification or payment of any Eligible Penalties or Expenses under this Agreement will not diminish any other rights to which the Indemnitee or the Indemnitee’s heirs, successors, or personal or other legal representatives may be entitled under any provision of the Act or any other law or enactment of British Columbia or any other jurisdiction, or under Angiotech’s articles or the articles of incorporation or the equivalent of any Associated Corporation, or under any applicable policy of insurance, guarantee, or third party indemnity, any vote of the shareholders of Angiotech, or otherwise, whether as to any matter arising out of the Indemnitee’s capacity as a director, officer, or employee of Angiotech or an Associated Corporation, or as to any matter arising out of another capacity with Angiotech or an Associated Corporation while serving as a director, officer, or employee of Angiotech or an Associated Corporation.

6.2	For greater certainty, this Agreement does not prevent either Angiotech or the Indemnitee from applying to the Court for an order under section 164 of the Act.

7	PAYMENT OF WITNESS EXPENSES

7.1	Despite any other provision of this Agreement, if the Indemnitee is a witness or a participant other than a named party in an Eligible Proceeding by reason of the Indemnitee being or having been a director, officer, or employee of, or holding or having held a position equivalent to that of a director or officer of, Angiotech or an Associated Corporation:

(a)	Angiotech will pay the out-of-pocket Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith; and

(b)	if the Indemnitee is not currently an officer or employee of, and does not currently hold a position equivalent to that of an officer of, Angiotech or an Associated Corporation, Angiotech will compensate the Indemnitee, at a rate equal to the then applicable board meeting fee received by directors of Angiotech, for each day of required attendance at or preparation for the Eligible Proceeding (prorated for partial days).

8	TAX ADJUSTMENT

8.1	If any payment under this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, is or is deemed to be a taxable benefit or is otherwise subject to taxation, Angiotech will pay any amount necessary to ensure that the amount received by or on behalf of the Indemnitee, after the payment of or withholding for tax, fully reimburses the Indemnitee for the actual amount of Eligible Penalties and Expenses to which the Indemnitee is entitled under this Agreement, provided that such reimbursement will be net of any tax deductions that the Indemnitee successfully claims as a result of having incurred such Eligible Penalties and Expenses or receiving payment therefor.

9	NOTICES

9.1	All notices and other communications required or permitted to be given under this Agreement will be in writing, and will be delivered or sent by registered mail or overnight courier to the party entitled to receive them, as follows:

(a)

(b)	ANGIOTECH PHARMACEUTICALS, INC.
1618 Station Street
Vancouver, BC V6A 1B6
Attention: David D. McMasters, General Counsel and Senior Vice President, Legal

9.2	Either party may notify the other in writing of a change of address to which notices will thereafter be given.

10	SEVERABILITY AND WAIVER

10.1	Each provision of this Agreement is a separate obligation and is severable from all other such obligations, and if any of them is held by an arbitrator under Part 11 or by a court to be invalid or unenforceable, this Agreement will be construed by limiting, restricting, or reducing the application or scope of the applicable provision or provisions, to the extent necessary to comply with applicable law then in effect.

10.2	In this Agreement:

(a)	a waiver of any provision of this Agreement will not be binding unless in writing and signed by both parties;

(b)	a failure to exercise or a delay in exercising any right or remedy under this Agreement will not be deemed to be a waiver of that right or remedy; and

(c)	a waiver or excuse by either party of any default or breach by the other party of any provision of this Agreement will not waive that party’s rights in respect of any continuing or subsequent default or breach, or affect the rights of that party in respect of any such continuing or subsequent default or breach.

11	DISPUTE RESOLUTION

11.1	Before initiating any legal proceedings, the parties will attempt to resolve all disputes concerning the interpretation, application, or enforcement of any term of this Agreement, any alleged breach of or non-compliance with this Agreement, or otherwise arising out of or in connection with this Agreement, by mediated negotiation, and will use their best efforts to agree on a mediator and to resolve any disputes by mediation.

11.2	If a dispute referred to in paragraph 11.1 cannot be resolved by mediation within 15 days after one of the parties notifies the other of an intention to mediate the dispute, or if the parties are unable to agree to a mediator within 10 days of such notice, either party may give notice to the other party of its intention to refer the dispute to binding arbitration.

11.3	A dispute that is referred to binding arbitration under paragraph 11.2 will be finally resolved by a single arbitrator under the Arbitration Act.

11.4	If the parties are unable to agree to an arbitrator within 10 days of the notice referring the dispute to arbitration, either party may apply to the Court for the appointment of a single arbitrator under the Arbitration Act.

11.5	The arbitration will be in Vancouver, British Columbia.

11.6	The arbitrator will:

(a)	subject to the provisions of this Agreement, apply the Domestic Commercial Arbitration Rules of Procedure of the British Columbia International Commercial Arbitration Centre with any modifications as may be agreed to by the parties, or such other rules of procedure as may otherwise be agreed to by the parties;

(b)	not have the authority or jurisdiction to award:

(i)	punitive or aggravated damages, or damages for any intangible loss or injury, including damage or injury to reputation, or psychological damage or injury, or

(ii)	injunctive relief, specific performance, or any other equitable remedy;

(c)	conduct the arbitration proceeding within 30 days of being appointed; and

(d)	render a decision within 30 days of the completion of the arbitration proceeding.

(e)	Despite paragraph 11.3, either party may, before or after an arbitration has commenced, apply to the Court for interim relief under section 15(4) of the Arbitration Act.

12	GOVERNING LAW AND FORUM

12.1	This Agreement is deemed to be made in British Columbia, and will be governed by and construed and interpreted in accordance with the laws of British Columbia and laws of Canada applicable therein.

12.2	Subject to Part 11, each of the parties, by the execution and delivery of this Agreement, irrevocably and unconditionally attorns, submits to, and accepts the jurisdiction of the courts of British Columbia with respect to any matter or thing arising out of or pertaining to this Agreement.

13	INDEPENDENT LEGAL ADVICE

13.1	Angiotech’s lawyers prepared this Agreement. The Indemnitee was asked to obtain independent legal advice before signing this Agreement, and represents by signing it that such advice has been obtained.

14	ENUREMENT AND ASSIGNMENT

14.1	This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, successors, personal or other legal representatives, and permitted assigns.

14.2	The Indemnitee will not assign this Agreement without Angiotech’s prior written consent.

15	INTERPRETATION

15.1	Any reference in this Agreement to an enactment will be deemed to be a reference to such enactment as it may be amended or replaced from time to time, and any reference to a particular provision of an enactment will include a reference to an equivalent provision, if the enactment is amended or replaced.

15.2	If Angiotech is continued, incorporated, amalgamated, arranged under, or otherwise becomes governed by an enactment other than the Act, all references in this Agreement to the Act will be deemed to be references to such other enactment as it may be amended or replaced from time to time.

15.3	Any rule of interpretation that any ambiguity is to be resolved against the drafting party is not applicable to this Agreement.

16	ENTIRE AGREEMENT

16.1	This Agreement will supersede and replace any and all prior agreements and discussions between the parties respecting its subject matter, and contains the entire agreement between the parties with respect to its subject matter (except the Executive Employment Agreement dated — and any other written agreement of employment otherwise in effect between Angiotech or an Associated Corporation and the Indemnitee, which will remain in effect except to the extent augmented or amended by this Agreement).

16.2	No amendment or variation of the terms of this Agreement will be effective or binding unless in writing and signed by both parties.

TO EVIDENCE THEIR AGREEMENT the parties have executed this Agreement on the dates appearing below.

SIGNED, SEALED AND DELIVERED by — in	)
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, 2010)
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ANGIOTECH PHARMACEUTICALS, INC.

By:

Authorized Signatory

Date: , 2010